EXHIBIT 10.1
REINSTATEMENT AND AMENDMENT
TO SALE AND PURCHASE AGREEMENT

THIS REINSTATEMENT AND AMENDMENT TO SALE AND PURCHASE AGREEMENT (this “Reinstatement”) is made and entered into this ____ day of January, 2023 (the “Reinstatement Effective Date”) by and between O PROPERTY, LTD., a Florida limited partnership (the “Seller”) and IRADIMED CORPORATION, a Delaware corporation (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, Purchaser and Seller have previously executed that certain Sale and Purchase Agreement dated November 1, 2022 (the “Contract”) for the sale and purchase of a parcel of real property located in Orange County, Florida and more particularly described in the Contract (the “Property”); and

WHEREAS, Purchaser exercised its election to terminate the Contract prior to expiration of the Inspection Period as provided therein; and

WHEREAS, Purchaser and Seller desire to reinstate the Contract on the terms originally set forth therein and as further modified and amended by this Reinstatement.

NOW THEREFORE, Purchaser and Seller in consideration of the mutual promises and obligations herein contained hereby agree as follows:

1.   Reinstatement of Contract.  Seller and Purchaser hereby reinstate the Contract as of the Reinstatement Effective Date, and ratify and confirm the continuing force and effect of the Contract as an enforceable agreement between the Parties, subject, however, to the terms of this Reinstatement.
2. Amendments to Contract.  Seller and Purchaser hereby amend the Contract as follows:
(a) Section 1.1(b) Closing Date.  The Closing Date referenced in Section 1.1(b) shall be January 31, 2023.  No other deadlines or time periods shall be similarly extended or affected.
(b) Section 1.1(c) Earnest Money Deposit.  Notwithstanding Purchaser’s prior election to terminate the Contract, the parties acknowledge and agree that the Initial Earnest Money shall remain in escrow with Escrow Agent in accordance with the terms of the Contract.  The Additional Earnest Money in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00) shall be wired to the Escrow Agent within one (1) Business Day after the Reinstatement Effective Date.  Notwithstanding anything contained in the Contract or herein to the contrary, the Earnest Money in the aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000.00) shall be the sole property of the Seller and shall be absolutely non-refundable to Purchaser for any reason except in the event that Seller fails or refuses to perform its obligations under the Contract by the Closing Date.  If the Purchaser fails to perform its obligations under the Contract by the Closing Date, and Seller otherwise is ready, willing and able to perform its obligations under the Contract, then the Escrow Agent is hereby authorized and directed to immediately disburse the Earnest Money to the Seller with no notice or opportunity to cure to Purchaser.

(c) Section 1.1(f) Inspection Period.   The Inspection Period referenced in Section 1.1(f) of the Contract shall expire as of the Reinstatement Effective Date.
(d) Section 1.1(g)  Purchase Price.  The Purchase Price referenced in Section 1.1(g) of the Contract shall be Six Million Two Hundred Thousand Dollars ($6,200,000.00).
(e) Section 2.1  Property.  Subsection (a)  Real Property, clause (1), is deleted in its entirety and in place thereof is substituted the following:
“(1)  Approximately 26.518 acres of land situated west of Ingenuity Drive and south of Technology Parkway comprising the following Real Property Tax Identification Parcels:
11-22-31-1243-17-020 6.354 acres +
11-22-31-1243-17-022 3.10 acres +
15-22-31-1218-27-020 6.11 acres +
15-22-31-0000-00-025 6.785 acres +
15-22-31-1218-27-040 4.169 acres +
All in Orange County, Florida, as identified on Exhibit A hereto and subject to the final legal description as determined by the Survey contemplated under Section 5.2 below (collectively, the “Land“), together with (A) any and all improvements and fixtures located thereon, if any (the “Improvements“), (B) all and singular the rights, interests, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in any way appertaining thereto, and (C) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, right-of-way, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property“).
(f)  Section 4.7  Intended Use; Cooperation.  Section 4.7 is amended and restated as follows:
“Section 4.7     Intended Use; Cooperation. The Purchaser’s intended use for the Property is as a medical device design and manufacturing facility, and appurtenant uses customarily attendant thereto, together with potential future development (the “Intended Use”). The Seller and Purchaser acknowledge that Seller owns two immediately adjacent parcels of real property with real property tax identification numbers 15-22-31-0000-00-029 and 15-22-31-0000-00-031 (“Seller’s Adjacent Property”). From and after the Closing Date, upon the request of either Seller or Purchaser by written notice to the other setting forth the scope and purpose of such request, Purchaser and Seller shall cooperate on a commercially reasonable basis with each other and with governmental and non-governmental authorities to coordinate and obtain any approvals related to or necessary to obtain a plat or re-plat of the Property or a plat or replat of the Seller’s Adjacent Property as may be reasonably necessary, as determined by either Seller (as to a plat or replat of Seller’s Adjacent Property) or Purchaser (as to a plat or replat of the Property) to allow the development of either the Property or the Seller’s Adjacent Property, as separate developments.  Each party shall bear its own costs and expenses in connection with a plat or re-plat of its property, and shall reimburse the other party for any reasonable out-of-pocket expenses (supported by paid invoices) reasonably incurred by such other party in rendering its cooperation for the requesting party’s benefit as provided above.  The Purchaser acknowledges that parcel number 15-22-31-0000-00-029 (a portion of Seller’s Adjacent Property) shall not be used as an extension of Technology Parkway and may be developed as otherwise allowed. It is not intended that the Property and Seller’s Adjacent Property be part of the same plat. The foregoing rights and obligations shall survive the Closing for such reasonable time period as may be necessary or appropriate for the initial development of the Property and Seller’s Adjacent Property.
(g) Section 4.8  Adjacent Property; Cooperation.  Section 4.8 is deleted in its entirety, and in place thereof is substituted the following:
“Section 4.8  Property Boundaries; No Easement Rights.  If Purchaser does not obtain a new Survey at or prior to Closing, then the Property will be conveyed to Purchaser using the legal descriptions for each of the parcels comprising the Property as such legal descriptions were set forth in the deeds of conveyance into the Seller, less and except any portion thereof that is intended to remain part of Seller’s Adjacent Property or any previous out-conveyance of Seller’s originally vested property ownership.  Unless Purchaser provides a new Survey at or prior to Closing, the standard survey exceptions shall remain in the Title Commitment and Title Policy. Seller and Purchaser acknowledge and agree that there shall be no access, ingress, egress, utilities, drainage or other easements between, or to or from, the Property and any adjacent properties, including, without limitation, Seller’s Adjacent Property, or from Technology Parkway to the Property. The foregoing sentence rights and obligations shall survive the Closing.
(h) Section 5.1 Title Commitment.  Section 5.1 is amended to include the following additional terms:
“Within three (3) business days following the Reinstatement Effective Date, Seller shall deliver to Purchaser an updated Title Commitment issued by the Title Company in the amount of the Purchase Price, naming Purchaser as the proposed insured, and providing updated legal descriptions for the Land consistent with the boundaries of each parcel as depicted on attached Exhibit A (the “Revised Commitment”). The Revised Commitment shall be subject to Purchaser’s right of review and approval pursuant to the second paragraph of Section 5.3, except that Purchaser must deliver any Updated Purchaser’s Objection Notice within two (2) business days of receiving notice about or becoming aware of any additional matter not reflected in the initial Title Commitment.”

(i) Section 5.2  Survey.  Section 5.2 is deleted in its entirety, and in place thereof is substituted the following:
“Section 5.2  Survey.  Purchaser, at Purchaser’s sole cost and expense, may obtain a new survey of the Property (the “Survey“) prepared and certified as to all matters shown thereon by a surveyor licensed in the State of Florida and otherwise reasonably acceptable to

Purchaser, Title Company and Seller. Purchaser shall deliver a copy of the Survey to Seller promptly upon Purchaser’s receipt of same.”
(j) Section 8.1  Prorations.  Subsection (a)  Taxes, is deleted in its entirety, and in place thereof is substituted the following:
“(a)  Taxes.  Taxes shall be prorated based on Taxes for the year 2022, at the maximum discount allowable (November 2022 Payment Amount) which Taxes shall be subject to adjustment pursuant to Section 8.3 when actual Taxes for the year of Closing are available. The provisions of this Section 8.1(a) shall survive the Closing.”
(k) Exhibit A. Exhibit A attached to the Contract is deleted in its entirety, and in place thereof is substituted Exhibit A attached to this Reinstatement.

3. Method of Execution and Acceptance; Counterparts. All parties hereto may demonstrate their execution and acceptance of this Reinstatement by transmitting to the other parties (or their legal counsel) by email, facsimile machine, or electronic execution or e-signature applications or software (such as DocuSign, Adobe, PDFs, etc.), a copy of this Reinstatement on which the transmitting party's signature appears. Such an email, facsimile, electronic execution or e-signature once received by the other parties (or their legal counsel), shall bind the transmitting party to the same extent as would delivery of this Reinstatement or a counterpart hereof containing that party's actual signature. This Reinstatement may be executed in as many counterparts as may be required, and it shall not be necessary that the signature of each party appear on each counterpart. It shall be sufficient that the signature of each party appear on at least one counterpart in order for this Reinstatement to bind all parties. All counterparts shall collectively constitute and be deemed a single agreement and each counterpart shall be and be taken to be an original.
4. Reaffirmation; Defined Terms. Except as expressly amended or modified by this Reinstatement, all other terms and conditions of the Contract remain in full force and effect, is hereby ratified and affirmed, and the parties hereto confirm and agree that there is currently no default under the Contract by either party. To the extent of any inconsistency between this Reinstatement and the Contract, the terms and conditions of this Reinstatement shall control and govern. All capitalized terms used in this Reinstatement and not otherwise defined in this Reinstatement shall have their same respective meanings as defined in the Contract.

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IN WITNESS WHEREOF, the parties hereto have caused this Reinstatement to Sale and Purchase Agreement to be executed and effective as of the Reinstatement Effective Date.

SELLER	PURCHASER

O PROPERTY, LTD.,	IRADIMED CORPORATION,
a Florida limited partnership	a Delaware corporation

By:_________________________________________	By:_________________________________________
Christopher Reibling	Roger Susi
General Partner	Chief Executive Officer

ESCROW AGENT ACKNOWLEDGMENT:
Escrow Agent hereby acknowledges the foregoing Reinstatement as a reinstatement of the Contract with amendments, including certain terms relating to the Earnest Money and Escrow Agent’s instructions thereunder.

ESCROW AGENT:
KEATING & SCHLITT, P.A.

By: _______________________________
Name:_____________________________
Title:______________________________

Dated: January ___, 2022

EXHIBIT A
Property Map (to be adjusted based on Survey, if available)